Exhibit 14.1
Cbeyond Code of Conduct

Open Door Policy and Reporting Procedures
Maintaining and protecting the Cbeyond Character is everyone's obligation and is critical to upholding our commitments to our customers, partners, suppliers, stockholders and each other. Cbeyonders should feel free to approach their supervisor, or any other manager, to discuss any suggestions, questions or concerns they may have. If you are uncertain on the proper course of action in any situation or if something seems improper you should promptly reach out via any of the below channels, beginning with your supervisor or manager:

•	Your supervisor, manager or any other Cbeyond officer

•	Your HR representative

•	Our General Counsel

•	Anonymously via the Cbeyond Ethics Hotline 1-866-291-6652 or https://www.openboard.info/cbey/index.cfm

Our hotline and web-based reporting site are managed entirely by a third-party. This ensures anonymity where desired and allows access for submission 24 hours a day, 7 days a week. All submissions via the Ethics Hotline are provided directly to the Chairman of the Audit Committee of the Board of Directors. All issues reported in good faith will be addressed promptly and forwarded for appropriate action.

Any manager or other member of leadership has an obligation to uphold this Code in all dealings. Managers and other leadership members should handle information received from their subordinates with the utmost professionalism and diligence. Concerns or complaints should be addressed and resolved promptly. If further assistance is needed, the appropriate party should be engaged to ensure resolution (HR, Legal, Internal Audit).

Sensitive Complaints
Sensitive complaints (including Auditing or Accounting matters) should be directed immediately to the General Counsel, Internal Audit or through the Ethics Hotline. Sensitive complaints can be characterized as:

•	Concerns regarding accounting, auditing or financial record keeping and related controls;

•	Those that involve the conduct of officers or directors;

•	Issues affecting the Cbeyond reputation, brand or could result in significant legal or regulatory consequences;

•	Matters involving potential criminal conduct.

Sensitive complaint disposition will be at the discretion of the Chairman of the Audit Committee of the Board of Directors with investigation assistance from any designees, where deemed appropriate.

Non-Retaliation
Cbeyond does not tolerate any form of retaliation against any Cbeyonder (employee) who has reported a violation or suspected violation of law, this Code or other Company policies. Further, retaliation is also prohibited against any person that assists in the investigation of suspected violations. Anyone participating in retaliation will be subject to severe disciplinary action. Further, the Company could be subject to criminal or civil actions under U.S. federal securities law if retaliation against “whistleblowers” has occurred.

Cbeyond values the confidentiality of all employees, including those being investigated. If the situation requires your identity be kept secret, your anonymity will be protected to the extent possible and allowed by law, but consistent with the need to investigate and resolve a situation. Cbeyonders are expected to fully cooperate with any investigation involving reported violations.

Violations of this Code will be handled with disciplinary action up to and including termination. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary actions on its own or in conjunction with other designated individuals.

Conflicts of Interest
A “conflict of interest” exists when a Cbeyonder's private interest interferes - or appears to interfere - with the interests of Cbeyond. Situations that create conflicts of interest can be any time where a Cbeyonder feels obligated to do something (or not do something) that is not authorized by the Company in return for any form of personal gain, financial or otherwise. Conflicts of interest often arise where the individual may have an incentive to act in a way that could be viewed as adverse to Cbeyond.

There is almost always a conflict of interest for an employee to work simultaneously for a competitor, customer, supplier or partner. Cbeyond employees are prohibited from serving as an employee, contractor, consultant or director of a competitor or any other entity that does or seeks to do business with Cbeyond. In keeping with the Cbeyond Character, Cbeyonders are encouraged to participate or serve as a member or director of a non-profit organization as an individual on their own time. Employees are required to obtain prior approval from the General Counsel to avoid any conflicts that could arise from non-profit service.

Self-Dealing
Cbeyonders are prohibited from taking action for their personal gain on corporate opportunities, otherwise known as “Self-Dealing.” “Self-Dealing” occurs when an individual, acting in an official Cbeyond capacity, deals in their own interest rather than those of the Company or our shareholders. “Self-Dealing” may result in the theft of corporate assets or opportunities such as:

•	Using position, corporate property or information for personal gain;

•	Personally taking for themselves opportunities that are discovered through the use of corporate property, information or position;

•	Acting in competition with the Company.

We recognize that conflicts of interest may not always be clear. When in doubt, reach out to Human Resources (HR) or the General Counsel for guidance. It is always preferable to proactively prevent or identify situations in which the appearance of conflict is present. Any employee that becomes aware of a conflict of interest is obligated to report this through the established reporting channels.

Gifts
Cbeyond recognizes that gifts and business entertainment can be a reasonable and appropriate part of a business relationship. The purpose of gifts or business entertainment serve to foster relationships with our partners. However, discretion and good judgment must be exercised at all times. No gift or entertainment should be offered or accepted that is not customary and in line with these guidelines established by Cbeyond.

Gifts and/or entertainment should never be offered or received: 1) to gain unfair advantage, 2) that are excessive in value, 3) that can be construed as a bribe or payoff, 4) that violate laws or regulations. Gifts in the form of cash are never acceptable. Please keep these standards in mind as you conduct business and establish working relationships with vendors and partners and contact the HR department if you are uncertain if a gift is appropriate.

Confidentiality & Fair Business Practices
It is every Cbeyonder's responsibility to protect the Company's confidential, non-public information as well as trade knowledge or secrets. Examples of this type of information are:

•	Interim financial results (sales targets, sales results, churn, etc)

•	Key partnerships, suppliers and other sensitive arrangements of a competitive nature

•	Product, personnel, pricing, or other significant business changes that have not been made public yet

In addition, Customer Proprietary Network Information (CPNI) is strictly protected by the Federal Communications Commission (FTC). CPNI is considered Contact Name, Address and Phone Number(s) of our, or other companies', customers. This information should not be shared internally or externally for any reason. See the Cbeyond CPNI policy for more details. CAN WE LINK TO THIS? WHERE IS IT?

Cbeyond seeks to set ourselves apart from our competition fairly and honestly. Stealing confidential or proprietary information, possessing trade secret information obtained without the owners' consent or inducing others to provide this information is strictly prohibited. As we don't wish our own proprietary information, such as customer lists and related data, to be misused, we don't allow our employees to misuse the proprietary data of other companies, including our competitors. Therefore, it is a violation of our policy for new employees to bring such information to Cbeyond from their prior employer. Conversely, providing Cbeyond proprietary or sensitive information to individuals within or outside of the Company is also prohibited.

Investor Inquiries
All inquiries from investors should be directed to the VP of Investor Relations or the Chief Financial Officer. Cbeyond employees should not speak with investors if approached or contacted and are prohibited by law from material non-public information to anyone.

Protection & Proper Use of Company Assets
Cbeyonders should always ensure the protection and appropriate, efficient use of the assets of our company, customers, partners and others that have entrusted us. Company equipment should not be used for non-Company business, although incidental personal use may be authorized by Cbeyond. Theft, abuse and waste have a direct impact on the company's financial position. Any suspected fraud or theft should be immediately reported to the Ethics Hotline, your manager or other official as stipulated in the Reporting section of this Code.

Cbeyonders' duty to protect company assets is also extended to Proprietary Information. This type of asset includes but is not limited to intellectual property such as trade secrets, patents, trademarks and copyrights as well as business, marketing and product plans, engineering ideas or designs. Unauthorized distribution or disclosure of this information is prohibited and violates Cbeyond policy. It may also be a criminal or civil offense resulting in fines and criminal penalties.

Record-Keeping
Accurate and reliable records are crucial to our business and our reputation. Our records are the basis of our earnings statements, financial reports and other disclosure to the public and guide informed, responsible business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, contract status, project information and all other records maintained in the ordinary course of business.

All Cbeyond assets must be carefully and properly accounted for. Written contracts with customers, suppliers and other partners must include all aspects of the agreement. Unreported side arrangements are not allowed in any circumstance. The making of false or misleading records is strictly prohibited as well as the unrecorded assets.

Business records and communications often become public, and Cbeyonders should avoid exaggeration, inflammatory or defamatory remarks, guesswork, and unfavorable characterizations of people and companies. This care should apply to all forms of communication including emails, phone calls, blog posts, chat boards, and instant messaging. Cbeyonders should strive for professionalism in all communications.

Insider Trading & Compliance with Laws & Regulations
In the course of conducting our business, we are firmly committed to complying with all federal, state and local laws and regulations.

Insider Trading
Cbeyond has established an Insider Trading Policy to express guidelines around employee compliance with laws that prohibit insider trading. Employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information from the time they obtain that information until after adequate public disclosure of the information has been made. Further, trade activity in other company securities on the basis of material non-public information obtained in the course of your employment is also strictly prohibited. Cbeyonders who knowingly trade securities while in the possession of material, non-public information or those who “tip” or suggest that anyone else buy or sell stock on the basis of this information will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a criminal offense and could result in severe fines and criminal penalties. All employees are responsible for reading, and acknowledging the Cbeyond Insider Trading Policy upon hire.

Any questions as to whether information is material or has been adequately disclosed should be directed to the General Counsel.

Changes to the Code of Conduct
Changes to this Code must be approved by the Board of Directors. This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.